CONSENT OF NOMINEE DIRECTOR

     I, John Oliva, hereby consent to being named as a person who will become a director of 800-JR Cigar, Inc. in the Prospectus included in the Registration Statement to which this consent is an exhibit.

                                        Dated:  March 12, 1997

                                        /s/ John E. Oliva
                                        Name:  John Oliva
                                        Title:   Director